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                                                                    EXHIBIT 3.2

                    CERTIFICATE OF AMENDMENT BY SHAREHOLDERS
                      TO AMENDED ARTICLES OF INCORPORATION
                                       OF
                            KRUG INTERNATIONAL CORP.
                              CHARTER NUMBER 281540

         James J. Mulligan, Secretary of the above named Ohio corporation organized for profit, does hereby certify that a meeting of the shareholders was duly called and held on August 20, 2001, at which meeting a quorum of the shareholders was present in person or by proxy, and that at such meeting the following resolution was adopted by the affirmative vote of the holders of shares entitling them to exercise more than two thirds of the voting power of said corporation:

     RESOLVED, that Article First of the Amended Articles of Incorporation
               Of the Corporation be amended to read as follows:

     "The name of this Corporation shall be "SunLink Health Systems, Inc."

         IN WITNESS WHEREOF, the above named officer, acting for and on behalf of KRUG International Corp., has hereunto subscribed his name this 20th day of August, 2001.

                                             /s/  James J. Mulligan
                                             ----------------------------
                                             James J. Mulligan, Secretary